Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

   THE PROFIT RECOVERY GROUP INTERNATIONAL ANNOUNCES NEW BANK CREDIT FACILITY


ATLANTA,  JANUARY  2,  2002 - The  Profit  Recovery  Group  International,  Inc.
(Nasdaq: PRGX) today announced that it has secured a new bank credit facility which replaces its existing one. The new facility, which was closed on December 31, 2001 and underwritten by Bank of America, has a maximum borrowing capacity of $75 million and a term of three years. The Company anticipates using the facility to fund various merger and integration costs related to the planned acquisition of Howard Schultz & Associates (HS&A) and to repay certain indebtedness of HS&A following the closing of the acquisition. Immediately following the closing of the HS&A acquisition, PRG will have a borrowing capacity of $50 million under the facility. PRG filed a definitive proxy statement with the SEC on December 19, 2001 and has scheduled a special meeting of shareholders on January 24, 2002 in connection with the proposed acquisition of HS&A.

As a result of securing the new bank credit  facility,  the previously  existing bank credit facility agreement has been cancelled. In connection with the cancellation, the Company will record a non-cash, pre-tax charge of approximately $2.6 million in the fourth quarter of 2001 representing remaining deferred loan costs associated with the previous credit facility.

About The Profit Recovery Group  International,  Inc.

     Headquartered  in Atlanta,  The Profit Recovery Group  International,  Inc.
(PRG) is one of the world's leading providers of recovery audit services. PRG's continuing operations employ approximately 2,100 employees in 34 countries providing more than 2,500 clients with insightful value to optimize and expertly manage their business transactions. PRG's clients represent a variety of industries including retailing, wholesale distribution, manufacturing, government, high-tech and healthcare organizations. PRG was founded in 1990 and became a publicly-traded company in 1996. Shares of PRG are traded on the NASDAQ National Market under the symbol PRGX. For additional information visit our web site at www.prgx.com.

Additional Information

PRG filed a definitive proxy statement with the SEC on December 19, 2001. PRG shareholders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by PRG free of charge by requesting them in writing from Leslie H. Kratcoski, Director, Investor Relations, PRG International, Inc., 2300 Windy Ridge Parkway, Suite 100N, Atlanta, GA 30339, or by telephone at 770-779-3099.

PRG and HS&A, and their respective directors and executive officers, and certain of their employees, may be deemed to be participants in the solicitation of proxies from the stockholders of PRG in connection with the acquisition. These participants may have interests in the acquisition, including interests resulting from holding options or shares of PRG and HS&A common stock. Information about the interests of directors and executive officers of PRG and HS&A and their ownership of securities of PRG and HS&A is set forth in the definitive proxy statement.


                                      # # #
Contacts:
                  Investor Contact:                Media & Client Contact:
                  Leslie H. Kratcoski              Michelle B. Duncan
                  Investor Relations               Corporate Communications
                   (770) 779-3099                  (770) 779-3295